Exhibit 5.1

[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.]

January 24, 2014

OXiGENE, Inc.

701 Gateway Boulevard, Suite 210

South San Francisco, CA 94080

Re:	OXiGENE, Inc. 2014 Registered Offering

Ladies and Gentlemen:

This opinion is furnished to you in connection with that certain Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-190464), (the “Registration Statement”), filed by OXiGENE, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale (the “Offering”) of up to an aggregate of $10, 650,000 in securities to be comprised of (A) units (the “Units”), each Unit consisting of (i) one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”); and (ii) one half of a warrant (the “Unit Warrants”) to purchase shares of Common Stock, and (B) warrants to be issued to H.C. Wainwright & Co., LLC as compensation for its services as placement agent in the Offering, to purchase that number of shares of Common Stock equal to five percent of the shares of Common Stock sold in the Offering (the “HCW Warrants,” and together with the Unit Warrants, the “Warrants”). The Units, the HCW Warrants, and the shares of Common Stock underlying the HCW Warrants will be offered and sold pursuant to an Engagement Letter Agreement, dated September 18, 2013, between the Company and H.C. Wainwright & Co., LLC (the “Engagement Letter Agreement”) and a Securities Purchase Agreement between the Company and the purchasers in the Offering, which Engagement Letter Agreement and Securities Purchase Agreement, together with the forms of the Warrants, have been filed as exhibits to the Registration Statement. The shares of Common Stock to be issued by the Company as components of the Units are hereinafter collectively referred to as the “Unit Shares” and the shares of Common Stock to be issued by the Company upon the exercise of the Warrants are hereinafter collectively referred to as the “Warrant Shares” (together with the Unit Shares, the “Shares”). The Shares also include share purchase rights (the “Share Purchase Rights”) under the Company’s Stockholder Rights Agreement dated March 24, 2005, as amended, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Stockholder Rights Agreement”) that may be issued at a future date in accordance with the terms of the Stockholder Rights Agreement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, both as currently in effect; the Stockholder Rights Agreement, as amended; the minutes of all pertinent meetings of the directors of the Company relating to the Registration Statement, the Engagement Letter Agreement and the transactions contemplated thereby; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that (i) the Units, when issued and delivered by the Company against payment therefor, will be duly and validly issued; (ii) the Unit Shares, when issued and delivered by the Company against payment therefor, will be duly and validly issued, fully paid and non-assessable; (iii) the Warrants, when issued and delivered by the Company against payment therefor, will be duly and validly issued, and will represent binding obligations of the Company pursuant to the laws of the State of Delaware; (iv) the Warrant Shares, when issued and delivered by the Company against payment therefor as contemplated by the Warrants, will be duly and validly issued, fully paid and non-assessable; and (v) the Share Purchase Rights will be duly and validly issued.

In rendering our opinion regarding the Share Purchase Rights, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the administration of the Stockholder Rights Agreement and the issuance of the Share Purchase Rights thereunder. In connection with the foregoing, our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Share Purchase Rights at some future time. Further, our opinion addresses the Stockholder Rights Agreement and the Share Purchase Rights in their entirety and not any particular provision of them, and it is not settled whether the invalidity of any particular provision would invalidate the Share Purchase Rights in their entirety.

Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Delaware.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon statutes, rules, regulations and judicial decisions existing on the date hereof, and we disclaim any obligation to advise you of any change in any of these sources of law or legal or factual developments after the date hereof which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and

Popeo, P.C.

MINTZ, LEVIN, COHN, FERRIS,

GLOVSKY AND POPEO, P.C.